Exhibit 1.2

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

PPLUS CLASS B 0.895% CALLABLE TRUST CERTIFICATES SERIES EQ-1

TERMS AGREEMENT

June 7, 2007

Merrill Lynch Depositor, Inc.

4 World Financial Center

North Tower, 7th Floor

New York, New York 10080

Attention: Michael R. Vasseghi

Ladies and Gentlemen:

We understand that Merrill Lynch Depositor, Inc., a Delaware corporation (the “Company”), proposes to issue and sell 1,000,000 PPLUS Class B 0.895% Callable Trust Certificates Series EQ-1 (the “Underwritten Securities”) with a notional principal amount of $25 per Class B Certificate.

Reference is made to the underwriting agreement dated May 29, 2007 by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated and the undersigned (the “Underwriting Agreement”).

Subject to (i) the terms and conditions set forth or incorporated by reference herein and (ii) the terms of the Underwriting Agreement, we offer to purchase $25,000,000 notional principal amount of Underwritten Securities at the purchase price set forth below.

The Underwritten Securities shall have the following terms:

Title:	PPLUS Class B Callable Trust Certificates Series EQ-1
Ratings:	“BBB-” from Standard & Poor’s, and “Baa3” from Moody’s
Amount:	1,000,000 Class B Trust Certificates
Class B Trust Certificate Denominations:	Notional principal amount of $25 and integral multiples thereof
Currency of payment:	U.S. dollars
Distribution rate or formula:	Holders of Class B Trust Certificates will be entitled to distributions at 0.895 per annum through June 1, 2036, unless the Class B Trust Certificates are redeemed or called prior to such date.
Cut-off Date:	June 14, 2007
Distribution payment dates:	June 1 and December 1, commencing December 1, 2007.
Regular record dates:

As long as the Underlying Securities are represented by one or more global certificated securities, the record day will be the close of business on the Business Day prior to the relevant distribution payment dates, unless a different record date is established for the Underlying Securities. If the Underlying Securities are no longer represented by one or more global certificated securities, the distribution payment date will be at least one Business Day prior to the relevant distribution payment dates.

Stated maturity date:	June 1, 2036
Sinking fund requirements:	None
Conversion provisions:	None
Listing requirements:	Class B Trust Certificates will not be listed on any stock exchange

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Black-out provisions:	None
Fixed or Variable Price Offering:	Fixed Price Offering
Class B Trust Certificate Purchase Price:	$2.2473 per Class B Trust Certificate
Form:	Book-entry Trust Certificates with The Depository Trust Company, except in certain limited circumstances
Closing date and location:	June 14, 2007, Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY

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                Please accept this offer no later than 5:00 P.M. (New York City time) on June 7, 2007 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

		By:	/s/ John C. Price
Authorized Signatory

Accepted:

MERRILL LYNCH DEPOSITOR, INC.

By:	/s/ Michael R. Vasseghi
Name: Michael R. Vasseghi
Title: President